                                    EXHIBIT 99.17


               FOR IMMEDIATE RELEASE

               Centura Software Corp. Offers Alternative to Pervasive With "Develop and Deploy" Packaging for SQLBase Product Line

        PACKAGING AND PRICING MAKES IT EASIER TO DEVELOP AND DEPLOY SQLBASE

REDWOOD SHORES, CA, (AUGUST 21, 1998) -- Centura Software Corporation (NASDAQ:CNTR), formerly Gupta, announces develop and deploy packaging for the company's SQLBase product line -- a robust, non-DBA, small footprint embedded database designed for integration with business application code and invisible to the end user. The packaging includes a new pricing model that allows developers to try SQLBase at a very low cost. In addition, the packaging lets developers hide the database installation process from end users by allowing developers to create a one step installation process.

For development, Centura offers the SQLBase Individual Development Kit and the SQLBase Team Development Kit. Both options allow developers to begin building applications that embed SQLBase, regardless of the development tool they are using, and the Team Development Kit also includes the support necessary to ensure the developer's success. In addition, individuals or teams can develop and test using both NT and NetWare and on 16- and 32-bit Windows platforms.

For deployment, developers can use the SQLBase Embedded Deployment Pack. This provides developers flexible and seamless deployment licensing options along with the components and information necessary to build an integrated installer.

"By providing a database solution that is invisible to the end user, we are making it easier for ISVs to develop and deploy embedded databases installed at multiple sites. Developers can now get started with SQLBase, embed it, and realize the TCO that SQLBase can offer them and their customers," explains Max Stayner, Director of SQLBase products for Centura. "This new packaging demonstrates our continued commitment to be the embedded database vendor of choice, providing solutions that make sense for the way developers work."

According to Kathy Lane, senior vice president of marketing and strategic partnerships for Centura, "Many ISVs aren't aware that SQLBase works not only with CTD but with other client application development tools including Visual Basic, C++ and Java. Developers have traditionally thought of Centura as an application tools vendor, but the reality is that two-thirds of Centura's revenues come from SQLBase and our volume of business in this market has grown more than 40% since this time last year. In essence, this develop and deploy packaging is our invitation to developers all over the world to discover what thousands of ISVs and millions of end users already know -- that SQLBase has features and functionality competitive, and even superior to, alternatives such as Pervasive and SQL Anywhere."

PRICE AND AVAILABILITY

Centura's develop and deploy packaging products are currently available and can be purchased through Centura's normal distribution channels.

For specific pricing information, please call 1-800-308-1408. Additional information is also available on Centura's Web site at www.centurasoft.com.

ABOUT CENTURA SOFTWARE CORPORATION

Centura Software (NASDAQ:CNTR), founded as Gupta in 1984, was the first company to create fully relational client/server embedded DBMS for the personal computer. Today Centura's products help developers build and deploy component based business applications requiring embedded databases. Centura's D3 Framework (Develop, Deploy and Distribute) consists of world-class products including SQLBase, Centura Team Developer and Centura net.db, all of which can scale from the Web down to smart devices. Current Centura products are all year 2000 compliant. Centura has 26 offices located throughout the world in North America, Latin America, Asia/Pacific, Europe, Middle East and Africa. More information about the company and its products is located on Centura's Web site at http://www.centurasoft.com/.

                                        ###



                                      -19-